Exhibit 99.1

Willbros Group Refocuses Business Strategy with New Management Leadership

•	Announces intention to restate second quarter 2014 results

•	Pre-announces preliminary unaudited operating results for the nine months ended September 30, 2014

•	Company will host conference call on Wednesday, October 22 at 9:00 am EDT

HOUSTON, TX, OCTOBER 21, 2014 — Willbros Group, Inc. (NYSE: WG) announced today that it is refocusing its business strategy under the leadership of John T. McNabb, II, newly elected Chief Executive Officer, and a restructured management team.

The Company has identified approximately $22.0 to $24.0 million in deterioration of a significant pipeline construction project in the Company’s Northeast regional business within the Oil & Gas segment. This deterioration consists of the reversal of approximately $8.0 million in pre-tax income previously recognized and the recognition of approximately $14.0 to $16.0 million in estimated pre-tax losses at project completion. Although some of the project deterioration related to the third quarter of 2014, the Company has determined that a majority of these estimated charges should have been recognized in the second quarter of 2014. As a result, the Company expects to restate its second quarter of 2014 results and such results should no longer be relied upon. Additional information relating to the restatement is being disclosed in a Form 8-K being filed with the SEC. The Company now expects to report operating income of approximately $26.0 to $28.0 million for the nine months ended September 30, 2014, subject to the completion of its quarterly close procedures.

In addition, management, with oversight from the Company’s Audit Committee, is evaluating any impact on its prior conclusions of the adequacy of internal control over financial reporting and disclosure controls and procedures. The Company will amend, as necessary, any disclosures pertaining to its evaluation of such controls and procedures.

The Company’s Audit Committee is also overseeing an additional evaluation of this deterioration to determine its root cause and any impact on prior conclusions.

Mr. McNabb, CEO, commented, “The disappointing performance in the Oil & Gas segment is unacceptable. The senior management team, with active support from the Board, is taking immediate and decisive action. In addition to simplifying the structure of the Oil & Gas segment, we are bringing in new operations management and executive oversight with industry experience specific to the projects we currently have booked and the opportunities we are targeting. Our objective is to establish a stronger correlation between our work commitments and our execution resources in order to generate operating margins at or above our peer group.

“Management is currently evaluating the operating structure of the Oil & Gas segment with the objectives of reducing the number of business units and optimizing the utilization of our project teams and equipment resources. We intend to exit the construction field service business in the regional shale oil/gas markets and continue to meet customer expectations for delivery of pipeline and facilities projects with a simplified and more profitable operating structure.

“This bolstering of operations and executive staff has already allowed Oil & Gas segment senior management to focus additional attention on improving the pipeline and related facilities construction business.

A Good Job On Time	1 of 3 CONTACT: Michael W. Collier Sr. Vice President Corporate Communications 713-403-8038

“These changes should enable us to return margins to acceptable levels on a consolidated basis. Along with this new approach, we intend to generate between $100.0 million and $125.0 million, primarily for debt reduction, from the sale of assets and to reduce general and administrative costs across the Company by at least $30.0 million on an annual basis. We expect this leaner and more profitable entity to generate $1.6 billion to $1.7 billion in annual revenue. Our markets are robust and we need to take advantage of this environment to generate greater returns for our shareholders. Our Board of Directors has endorsed the restructuring in order to support focused and sustainable growth for the Company.”

Mr. McNabb continued, “In his expanded role as President and COO, Mike Fournier is directing the Oil & Gas segment leadership to accomplish these changes. Oversight of all Willbros construction operations will continue to be the responsibility of Mike. His demonstrated performance in the successful turn-around of the Willbros Canada operation gives us confidence we can meet the goals we’ve outlined.”

Mr. McNabb added, “To further reinforce our intention to improve our pipeline construction performance, John Allcorn has been promoted to Executive Vice President of Willbros Group and Product Line Executive - Pipeline Services. John, a pipeline construction executive with 30 years of experience in the cross-country pipeline sector, is working directly with pipeline business units in both the Oil & Gas and Canada segments to bolster their capabilities and take advantage of strong markets. With John’s guidance, expertise and contacts in the industry, we expect to reinforce existing project teams and repeat the many successes Willbros has achieved, most recently the NET Mexico project in South Texas.”

Concurrent with the changes in management responsibilities, Johnny Priest has been promoted to Executive Vice President of Willbros Group and Product Line Executive - Utility Transmission & Distribution. Ed Wiegele, Executive Vice President of Willbros Group and President of Willbros Engineering & Technology has taken on executive responsibility for integrated EPC and pipeline integrity services, in addition to his responsibilities for project services and engineering business units. In addition to Messrs. Fournier and Allcorn, Messrs. Priest, Wiegele and the balance of the Executive Leadership Team will report to John McNabb.

Mr. McNabb continued, “We are positioned favorably, with a great brand, great customers and strong markets. The Oil & Gas segment will focus on the Willbros service offerings of pipeline and facilities construction, both large diameter and mid-size. We intend to correct the shortcomings in our Oil & Gas segment to bring it up to the level of our Canada segment operations, which are performing well and will not be impacted by these changes. The Utility T&D segment will continue to execute its previously announced transition strategy, expanding its markets and customer base. The Professional Services segment will continue to concentrate on its core services, technological advantages and successful offices.”

A Good Job On Time	2 of 3 CONTACT: Michael W. Collier Sr. Vice President Corporate Communications 713-403-8038

Conference Call

Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, October 22, 2014 at 9:00 a.m. Eastern Time (8:00 a.m. Central) to provide further information about the matters discussed in this release.

What:	Willbros Interim Conference Call

When:	Wednesday, October 22, 2014 - 9:00 a.m. Eastern Time

How:	Live via phone - By dialing 719-325-2244 or 888-510-1785 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through November 4, 2014 and may be accessed by calling 719-457-0820 or 888-203-1112 using pass code 8525159#. Also, an archive of the webcast will be available shortly after the call on.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements, including such things as expected nine months ended September 30, 2014 operating results, operating margins, business strategy and planned asset sales. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weakness in internal control over financial reporting as a result of the restatement of financial statements discussed above; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; the potential for investigations and lawsuits; the identification of one or more issues, including those relating to the restatement discussed above, that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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A Good Job On Time	3 of 3 CONTACT: Michael W. Collier Sr. Vice President Corporate Communications 713-403-8038